Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

First Quarter Ended March 31, 2016

MECHANICSBURG, PENNSYLVANIA — May 5, 2016 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its first quarter ended March 31, 2016.

On March 4, 2016, Select Medical consummated the acquisition of Physiotherapy Associates Holdings, Inc. (“Physiotherapy”), a national provider of outpatient physical rehabilitation care which offers a wide range of services, including general orthopedics, spinal care and neurological rehabilitation, as well as orthotics and prosthetics services. Select Medical acquired 100% of the issued and outstanding equity securities of Physiotherapy. Physiotherapy’s financial results are consolidated with Select Medical’s effective March 4, 2016. Additionally, on March 31, 2016 Select Medical sold its contract therapy business, resulting in a pre-tax gain of $30.4 million. The contract therapy business results are included with Select Medical’s for the quarter ended March 31, 2016.

For the quarter ended March 31, 2016, net operating revenues increased 36.8% to $1,088.3 million, compared to $795.3 million for the same quarter, prior year.  Income from operations was $86.9 million for the quarter ended March 31, 2016, compared to $79.3 million for the same quarter, prior year.  Net income attributable to Select Medical was $54.8 million for the quarter ended March 31, 2016, compared to $35.1 million for the same quarter, prior year. Net income attributable to Select Medical for the quarter ended March 31, 2016 includes a gain on sale of the contract therapy business of $30.4 million, a loss on impairment of an equity investment of $5.3 million, Physiotherapy acquisition costs of $3.2 million, and a loss of early retirement of debt of $0.8 million. In total, there was an estimated tax benefit of $3.3 million related to the aforementioned loss items. Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Physiotherapy  acquisition costs, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries (“Adjusted EBITDA”) for the quarter ended March 31, 2016 was $128.6 million, compared to $98.9 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table V of this release. Income per common share for the quarter ended March 31, 2016 was $0.42 on a fully diluted basis compared to income per common share of $0.27 for the same quarter, prior year. Excluding the gain on sale of the contract therapy business, loss on impairment of an equity investment, Physiotherapy acquisition costs, and the loss on early retirement of debt, and the related tax effects, adjusted income per common share was $0.23 per diluted share for the quarter ended March 31, 2016. A reconciliation of net income per common share to adjusted income per common share for the quarter ended March 31, 2016 is presented in table VI of this release.

Specialty Hospitals

For the quarter ended March 31, 2016, net operating revenues for the specialty hospitals segment was $599.0 million, compared to $598.8 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospitals segment decreased to $86.8 million for the quarter ended March 31, 2016, compared to $96.5 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 14.5% for the quarter ended March 31, 2016, compared to 16.1% for the same quarter, prior year.  The Adjusted EBITDA results for the specialty hospitals segment include start-up losses of approximately $3.8 million for the quarter ended March 31, 2016 compared to $5.5 million for the same quarter, prior year.  Certain specialty hospitals key statistics for the quarters ended March 31, 2016 and 2015 are presented in table IV of this release.

Outpatient Rehabilitation

For the quarter ended March 31, 2016, net operating revenues for the outpatient rehabilitation segment increased 21.2% to $238.1 million, compared to $196.4 million for the same quarter, prior year.  The results for the quarter include the operations of Physiotherapy effective March 4, 2016. Physiotherapy contributed $26.2 million of net operating revenue in the quarter. Adjusted EBITDA for the segment increased 30.5% to $28.9 million for the quarter ended March 31, 2016, compared to $22.1 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 12.1% for the quarter ended March 31, 2016, compared to 11.3% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for the quarters ended March 31, 2016 and 2015 are presented in table IV of this release.

Concentra Segment

For the quarter ended March 31, 2016, net operating revenues for the Concentra segment were $250.9 million.  Adjusted EBITDA for the Concentra segment was $34.2 million for the quarter ended March 31, 2016.  The Adjusted EBITDA margin for the Concentra segment was 13.6% for the quarter ended March 31, 2016. Certain Concentra key statistics for the quarter ended March 31, 2016 are presented in table IV of this release.

Stock Repurchase Program

Select Medical did not repurchase shares during the quarter ended March 31, 2016 under its authorized $500.0 million stock repurchase program. The program will remain in effect until December 31, 2016, unless extended or earlier terminated by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  Select Medical is funding this program with cash on hand and borrowings under Select’s revolving facility. Since the inception of the program through March 31, 2016, Select Medical has repurchased 35,924,128 shares at an aggregate cost of approximately $314.7 million, or $8.76 per share, which includes transaction costs.

Business Outlook

Select Medical is updating its business outlook following reporting its first quarter 2016 financial results. Select Medical now expects for the full year of 2016 consolidated net operating revenues to be in the range of $4.15 billion to $4.35 billion, Adjusted EBITDA for the full year of 2016 to be in the range of $500.0 million to $540.0 million and fully diluted income per common share for the full year 2016 to be in the range of $0.87 to $1.06.

Select Medical’s business outlook has been updated to include the effects of the Physiotherapy acquisition, the sale of its contract therapy business and the refinancing completed during the first quarter 2016.

Conference Call

Select Medical will host a conference call regarding its first quarter results, as well as its business outlook, on Friday, May 6, 2016, at 9:00am EDT. The domestic dial in number for the call is 1-877-430-7741. The international dial in number is 1-615-247-0054. The conference ID for the call is 95034848. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EDT, May 13, 2016. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The passcode for the replay will be 95034848. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical began operations in 1997 and has grown to be one of the largest operators of specialty hospitals, outpatient rehabilitation clinics and occupational health centers in the United States based on the number of facilities. As of March 31, 2016, Select Medical operated 109 long term acute care hospitals and 18 acute medical rehabilitation hospitals in 27 states and 1,615 outpatient rehabilitation clinics in 37 states and the District of Columbia.  Select Medical’s joint venture subsidiary Concentra operated 301 centers in 38 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At March 31, 2016, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                       changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                       the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                    the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                    the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                    a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                    acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                    our plans and expectations related to the Concentra and Physiotherapy acquisitions and our ability to realize anticipated synergies;

•                    private third-party payors for our services may undertake future cost containment initiatives that could limit our future net operating revenues and profitability;

•                    the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                    shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                    competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                    the loss of key members of our management team could significantly disrupt our operations;

•                    the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                    other factors discussed from time to time in our filings with the Securities and Exchange Commission (“SEC”), including factors discussed under the section entitled, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 as such risk factors may be updated from time to time in our periodic filings with the SEC.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2015 and 2016

(In thousands, except per share amounts, unaudited)

	2015	2016	% Change
Net operating revenues	$795,343	$1,088,330	36.8%
Costs and expenses:
Cost of services	664,385	922,262	38.8%
General and administrative	21,675	28,268	30.4%
Bad debt expense	12,670	16,397	29.4%
Depreciation and amortization	17,348	34,517	99.0%
Income from operations	79,265	86,886	9.6%
Loss on early retirement of debt	—	(773)	N/M
Equity in earnings of unconsolidated subsidiaries	2,592	4,652	79.5%
Non-operating gain, net	—	25,087	N/M
Interest expense	(21,388)	(38,848)	81.6%
Income before income taxes	60,469	77,004	27.3%
Income tax expense	23,184	17,060	(26.4)%
Net income	37,285	59,944	60.8%
Less: Net income attributable to non- controlling interests	2,222	5,111	130.0%
Net income attributable to Select Medical Holdings Corporation	$35,063	$54,833	56.5%
Weighted average shares outstanding(1):
Basic	127,565	127,500
Diluted	127,872	127,581
Income per common share(1):
Basic	$0.27	$0.42
Diluted	$0.27	$0.42
Dividends per share	$0.10	—
N/M — Not Meaningful

(1)         Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $1.6 million and $1.0 million for the three months ended March 31, 2016 and 2015, respectively. Unvested restricted weighted average shares were 3,787 thousand and 3,642 thousand for the three months ended March 31, 2016 and 2015, respectively.

II.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2015	March 31, 2016
Assets
Cash	$14,435	$85,408
Accounts receivable, net	603,558	626,375
Current deferred tax asset	28,688	45,817
Other current assets	102,473	86,423
Total Current Assets	749,154	844,023
Property and equipment, net	864,124	872,543
Goodwill	2,314,624	2,675,522
Other identifiable intangibles, net	318,675	318,174
Other assets	142,101	137,707
Total Assets	$4,388,678	$4,847,969
Liabilities and Equity
Payables and accruals	$504,119	$506,909
Current portion of long-term debt	225,166	8,296
Total Current Liabilities	729,285	515,205
Long-term debt, net of current portion	2,160,730	2,773,450
Non-current deferred tax liability	218,705	213,923
Other non-current liabilities	133,220	136,046
Total Liabilities	3,241,940	3,638,624
Redeemable non-controlling interests	238,221	239,627
Total equity	908,517	969,718
Total Liabilities and Equity	$4,388,678	$4,847,969

III.  Condensed Consolidated Statement of Cash Flows

For the Three Months Ended March 31, 2015 and 2016

(In thousands, unaudited)

	2015	2016
Operating activities
Net income	$37,285	$59,944
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	28	8,305
Depreciation and amortization	17,348	34,517
Amortization of leasehold interests	—	123
Provision for bad debts	12,670	16,397
Equity in earnings of unconsolidated subsidiaries	(2,592)	(4,652)
Loss on early retirement of debt	—	773
Impairment of equity investment	—	5,339
Loss (gain) on sale of assets and business	5	(30,393)
Stock compensation expense	2,399	3,976
Amortization of debt discount, premium and issuance costs	1,929	3,691
Deferred income taxes	(2,471)	(3,475)
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(61,810)	(39,164)
Other current assets	(5,924)	7,560
Other assets	1,663	(1,014)
Accounts payable	5,332	(21,322)
Accrued expenses	6,757	51,193
Income taxes	24,916	19,354
Net cash provided by operating activities	37,535	111,152

Investing activities
Purchases of property and equipment	(27,848)	(46,768)
Proceeds from sale of assets and business	—	62,600
Investment in businesses	(1,000)	(623)
Acquisition of businesses, net of cash acquired	(2,686)	(412,883)
Net cash used in investing activities	(31,534)	(397,674)

Financing activities
Borrowings on revolving facilities	215,000	190,000
Payments on revolving facilities	(175,000)	(175,000)
Payments on term loans	(26,884)	(226,962)
Borrowings on term loans, net of discount and debt issuance costs	—	600,127
Borrowings of other debt	6,582	6,727
Principal payments on other debt	(4,584)	(4,464)
Repayment of bank overdrafts	(2,821)	(28,615)
Dividends paid to common stockholders	(13,129)	—
Proceeds from issuance of common stock	489	21
Tax benefit from stock based awards	5	16
Purchase of non-controlling interests	—	(1,294)
Distributions to non-controlling interests	(2,425)	(3,061)
Net cash provided by (used in) financing activities	(2,767)	357,495

Net increase in cash and cash equivalents	3,234	70,973

Cash and cash equivalents at beginning of period	3,354	14,435
Cash and cash equivalents at end of period	$6,588	$85,408

Supplemental Cash Flow Information
Cash paid for interest	$8,735	$21,544
Cash paid for taxes	$733	$1,209

IV.  Key Statistics

For the Three Months Ended March 31, 2015 and 2016

(unaudited)

	2015	2016	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	112	109
Rehabilitation hospitals (a)	17	18
Total specialty hospitals	129	127

Net operating revenues (,000)	$598,781	$598,954	0.0%

Number of patient days (b)	352,239	337,971	(4.1)%

Number of admissions (b)	14,401	13,861	(3.7)%

Net revenue per patient day (b)(c)	$1,575	$1,632	3.6%

Adjusted EBITDA (,000)	$96,472	$86,756	(10.1)%

Adjusted EBITDA margin	16.1%	14.5%

Outpatient Rehabilitation
Number of clinics — end of period (d)	1,028	1,615

Net operating revenues (,000)	$196,443	$238,082	21.2%

Number of visits (e)	1,236,488	1,576,554	27.5%

Revenue per visit (e)(f)	$103	$103	0.0%

Adjusted EBITDA (,000)	$22,133	$28,879	30.8%

Adjusted EBITDA margin	11.3%	12.1%

Concentra
Number of centers — end of period (g)		301

Net operating revenues (,000)		$250,877

Number of visits (g)		1,845,715

Revenue per visit (g)(h)		$118

Adjusted EBITDA (,000)		$34,153

Adjusted EBITDA margin		13.6%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

V.  Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2015 and 2016

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Physiotherapy acquisition costs, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries. The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31,
	2015	2016
Net income	$37,285	$59,944
Income tax expense	23,184	17,060
Loss on early retirement of debt	—	773
Interest expense	21,388	38,848
Equity in earnings of unconsolidated subsidiaries	(2,592)	(4,652)
Non-operating gain, net	—	(25,087)
Physiotherapy acquisition costs	—	3,236
Stock compensation expense:
Included in general and administrative	1,891	3,248
Included in cost of services	436	728
Depreciation and amortization	17,348	34,517
Adjusted EBITDA	$98,940	$128,615

Specialty hospitals	$96,472	$86,756
Outpatient rehabilitation	22,133	28,879
Concentra	—	34,153
Other (a)	(19,665)	(21,173)
Adjusted EBITDA	$98,940	$128,615

 (a)      Other primarily includes general and administrative costs.

VI.  Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Three Months Ended March 31, 2015 and 2016

(In thousands, except per share amounts, unaudited)

	2015	Per Share (a)	2016	Per Share (a)

Net income attributable to Select Medical Holdings Corporation	$35,063		$54,833
Earnings allocated to unvested restricted stockholders	(973)		(1,582)
Net income available to common stockholders	34,090	$0.27	53,251	$0.42

Adjustments:
Gain on sale of the contract therapy business	—		(30,433)
Loss on impairment of equity method investment	—		5,339
Physiotherapy acquisition costs	—		3,236
Loss on early retirement of debt	—		773
Estimated income tax benefit (b)	—		(3,344)

Adjusted net income available to common stockholders	$34,090	$0.27	$28,822	$0.23
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share - diluted shares		$0.27		$0.23

Weighted average common shares outstanding:
Basic		127,565		127,500
Diluted		127,872		127,581

(a)         Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)         Represents the estimated tax benefit on the adjustments to net income.